Exhibit 99.1

VIRAGE LOGIC CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 14, 2009, Virage Logic Corporation (the “Company”) filed a Current Report on Form 8-K reporting that it had entered into an asset purchase agreement with NXP B.V. (“NXP”), a limited liability company incorporated in the Netherlands, pursuant to which the Company would acquire certain assets (the “Assets”) from NXP (the “Acquisition”). The Acquisition has not yet been completed. The Securities and Exchange Commission has instructed the Company to furnish an unaudited pro forma balance sheet reflecting the Acquisition. The following unaudited preliminary pro forma condensed combined balance sheet as of June 30, 2009 is based on the historical consolidated financial statements of the Company and the impact that the addition of the Assets is expected to have on the Company’s financial position. The Unaudited Pro Forma Condensed Combined Balance Sheet is provided for informational purposes only. The pro forma balance sheet is not necessarily indicative of what the Company’s financial position actually would have been had the Acquisition been completed at the date indicated. In addition, the Unaudited Pro Forma Condensed Combined Balance Sheet does not purport to project the future financial position of the Company post-Acquisition. For pro forma purposes:

•

The Unaudited Pro Forma Condensed Combined Balance Sheet shows the historical consolidated balance sheet of the Company as of June 30, 2009 and gives effect to the Acquisition as if it had occurred on June 30, 2009.

These Unaudited Pro Forma Condensed Combined Balance Sheet should be read in conjunction with the:

•	Separate historical financial statements of the Company as of and for the year ended September 30, 2008 included in the Company’s Annual Report on Form 10-K; and

•

Separate historical financial statements of the Company as of and for the nine months ended June 30, 2009 included in the Company’s Quarterly Report on Form 10-Q for the nine month period ended June 30, 2009.

The Unaudited Pro Forma Condensed Combined Balance Sheet was prepared using the purchase method of accounting in accordance with FASB’s Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combinations, Revised (“SFAS 141(R)”). Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the estimated consideration paid in connection with the Acquisition. The Company’s estimated cost to acquire the NXP assets acquired was determined based on the value of the Company’s common stock as of October 12, 2009. A final determination of the cost to acquire these Assets, which cannot be made prior to the completion of the Acquisition, will be based on the closing price of the Company’s common stock on Nasdaq on the date of closing of the Acquisition.

In the Unaudited Pro Forma Condensed Combined Balance Sheet, the Company’s estimated cost to acquire the Assets has been allocated to the Assets and based upon their respective estimated fair values as of the date of acquisition. The amounts allocated to the Assets in the Unaudited Pro Forma Condensed Combined Balance Sheet are based on management estimates of fair value as of June 30, 2009. The Company did not assume any liabilities that would be recorded on the Unaudited Pro Forma Condensed Combined Balance Sheet. A preliminary valuation of the intangible Assets was used as the basis for management’s consideration of the fair values of the intangible Assets reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet. Management’s preliminary allocation of the estimated purchase price to the tangible and intangible Assets is based on various preliminary estimates. A final determination of these estimated fair values, which cannot be made prior to the completion of the Acquisition, will be based on the actual tangible and intangible acquired assets that exist as of the date of completion of the Acquisition.

The Unaudited Pro Forma Condensed Combined Balance Sheet is also based on other estimates and assumptions which are preliminary and have been made solely for purposes of developing such pro forma information. It does not include liabilities that may result from integration activities, which are not presently estimable. The Company’s management is in the process of assessing these costs, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for integration or other costs that would affect the Company’s financial statements after the acquisition date.

The final determination of purchase price, the values of assets and liabilities and the integration costs referred to above may result in actual values, assets, liabilities and expenses that are different from those set forth on the Unaudited Pro Forma Condensed Combined Balance Sheet.

VIRAGE LOGIC CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2009

(In thousands)

	Historical Parent	Pro Forma Adjustments (Note 2)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$17,570	$(200	)(A)	$17,370
Short-term investments	41,777			41,777
Accounts receivable, net	10,106			10,106
Costs in excess of related billings on uncompleted contracts	1,059			1,059
Deferred tax assets—current	1,319			1,319
Prepaid expenses and other	2,927			2,927
Taxes receivable	0			—

Total current assets	74,758	(200)		74,558
Property, plant and equipment, net	4,326	200	(A)	4,526
Goodwill	0	5,300	(A)	5,300
Other intangible assets, net	5,278	3,900	(A)	9,178
Deferred tax assets—long-term	5,718			5,718
Taxes receivable—long-term	2,935			2,935
Other long-term assets	2,008			2,008

Total assets	$95,023	$9,200		$104,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,196			$1,196
Accrued expenses	5,771			5,771
Deferred revenues	6,487			6,487
Provision for other liabilities and charges	34			34

Total current liabilities	13,488	—		13,488
Income tax liabilities	1,083			1,083
Other long-term accruals	151			151

Total liabilities	14,722	—		14,722

Stockholders’ equity:
Common stock	24			24
Additional paid-in capital	142,346	9,200	(A)	151,546
Accumulated other comprehensive income	126			126
Treasury stock, at cost	(5,130)			(5,130)
Accumulated deficit	(57,065)			(57,065)

Total stockholders’ equity	80,301	9,200		89,501

Total liabilities and stockholders’ equity	$95,023	$9,200		$104,223

See notes to unaudited pro forma condensed combined balance sheet.

VIRAGE LOGIC CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

1.	Preliminary purchase price:

On October 14, 2009, the Company filed a Current Report on Form 8-K reporting that it had entered into an asset purchase agreement with NXP B.V., a limited liability company incorporated in the Netherlands, pursuant to which the Company would acquire certain assets from NXP. The following table summarizes the components of the estimated total purchase price and the estimated allocation (in thousands):

Allocation
Estimated total fair value of common equity issued in exchange for the Assets	$9,200
Cash paid for fixed assets	200

$9,400

The Company calculated the estimated total fair value of common equity issued in exchange for the Assets based on a price per share of $5.47, the average closing price of its common stock on Nasdaq for the ten trading days preceding October 12, 2009, the day it announced the Acquisition. The Company then reduced the gross value of this common equity, which is $13.675 million, by (i) $3.5 million, representing a liquidity discount reflecting trading restrictions on the shares issued, and (ii) $994,260, representing the value of a call option the Company retained to repurchase some of these shares from NXP at a fixed price. The valuation of the liquidity discount and the call option are both based on preliminary valuation estimates.

A final determination of the Company’s cost to acquire the Assets, which cannot be made prior to the completion of the Acquisition, will be based on the closing price of the Company’s common stock on Nasdaq, and the fair values of the liquidity discount and the call option, on the date of closing of the Acquisition. The final determination of the value of the common equity, as well as possible changes in the value of the liquidity discount or call option, could result in a higher or lower cost to acquire the Assets, and the recording of greater or lesser amounts of goodwill, than those reflected on the Unaudited Pro Forma Condensed Combined Balance Sheet.

2.	Pro forma adjustments:

Pro forma adjustments are necessary to reflect the estimated purchase price and the estimated fair valuation of acquired Assets. The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

(A)	To reflect the preliminary purchase price including consideration paid to NXP. The preliminary purchase price has been allocated to the fair value of identifiable intangible assets, consisting of existing technology of $3.9 million. The excess of purchase price over the net fair value of the tangible and intangible assets acquired and liabilities assumed resulted in goodwill of $5.3 million. The Acquisition purchase agreement also gives the Company the option to purchase fixed assets from NXP related to the Assets for $200,000, which approximates fair value.